Exhibit 6.1

DocuSign Envelope ID: 44D49151-3E1D-4FDF-B7E4-213F0758BC00

Vermundi Inc. Technology Stack

By the signatures of their duly authorized representatives below, Fundamental Interactions and Participant (each a “Party”), intending to be legally bound, agree to all of the provisions of this Agreement and the Schedules to this Agreement.

For and on behalf of Fundamental Interactions, Inc.	For and on behalf of Vermundi Inc. Participant
Name: Shawn Sloves Title: CEO	Name: Gregory Shinnick Title: Director
Signature: DocuSigned by: /s/ Shawn Sloves 7F53A69EF949430...	Signature: DocuSigned by: /s/ Gregory D. Shinnick 057519BE3DF64CO...
Date: 3/28/2018	Date: 3/28/2018

1. Purpose

Fundamental Interactions Inc., a Delaware corporation, having its principal place of business at 127 W 26th Street Suite #903, New York, NY 10001 and Vermundi Inc., a Delaware corporation, with its principal place of business at 29 Court Dr Shrewsbury, NJ 07702 (“Participant”) have agreed that subject to the terms and conditions of this Agreement, Fundamental Interactions Inc. will grant to Vermundi Inc. a perpetual license to use certain proprietary software in support of the Vermundi Inc. Technology Stack. Further, Fundamental Interactions Inc. will provide maintenance and support services described herein with respect to such proprietary software. Except as otherwise provided herein, this Agreement will be amended only with the prior written approval of both Fundamental Interactions and Participant.

2. Use of the Neutron Software and Services in support of the Vermundi Technology Stack

a) Right to Access and Use. Subject to the terms and conditions of this Agreement Fundamental Interactions grants to Participant a limited, non-transferable, non-sublicensable, non-exclusive, and irrevocable (except as set forth in the termination provisions herein) right to access and use the software products identified on Schedule A. For purposes of this Agreement, the Software and the Documentation shall be referred to collectively as the “Neutron Services.”

b) Scope of Use. Participant will be the only party permitted to utilize the Neutron Services hereunder and such usage will be solely in the ordinary course of its business.

c) Restrictions. Participant agrees not to do, attempt to do, nor permit anyone to:

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(i)	Create or recreate the source code for the Proprietary Items (as defined below), or reverse engineer, decompile, or disassemble the Proprietary Items or any part thereof;

(ii)	modify, adapt, translate or create derivative works based upon the Proprietary Items, or combine or merge any part of the Proprietary Items with or into any other software or documentation); or

(iii)	refer to, obtain guidance from or otherwise use the Proprietary Items or any part thereof as part of any effort to develop a program having any functional attributes, visual expressions or other features similar to those of the Neutron Services or to compete with Fundamental Interactions;

(iv)	remove, erase, modify, obscure or tamper with any copyright or other proprietary notice printed or stamped on, affixed to, or encoded or recorded in the Proprietary Items;

(v)	sell, market, license, sublicense, distribute or otherwise make available to any person, directly or indirectly, including any outsourcer, vendor, consultant or partner, any right to access or use the Proprietary Items or any part thereof, whether on Participant’s behalf or otherwise; or use the Proprietary Items or any part thereof to conduct any type of service bureau or time-sharing operation or to provide remote processing, network processing, network telecommunications or similar services to any person, whether on a fee basis or otherwise; or

(vi)	take any action, directly or indirectly, that could compromise the Fundamental Interactions’ proprietary rights.

d) Internal Controls. Participant shall adopt and implement internal control procedures regarding the use of the Neutron Services reasonably designed to ensure that its use of the Neutron Services complies with: (i) this Agreement, and (ii) any reasonable written procedures, instructions and materials provided to Participant by Fundamental Interactions from time to time.

e) Administrative Duties. Participant shall be solely responsible for all requisite recordkeeping and, to the extent appropriate, Data file back-ups and maintenance related to its use of the Neutron Services.

f) Minimum Systems Requirements. Fundamental Interactions shall provide Participant with the technical specifications regarding telecommunications, hardware, ancillary service components, operating systems, network systems and peripherals (collectively, “Third-Party Products”), if any, deemed reasonably necessary by Fundamental Interactions from time to time to facilitate use of the Neutron Services (“Minimum Systems Requirements”). Fundamental Interactions will be responsible for the management of the telecommunication services and Fundamental Interactions’ interfaces between Participant’s designated location and Fundamental Interactions’ data center that are required for Participant to connect to the Neutron Services.

g) Fundamental Interactions Not an Intermediary. Fundamental Interactions has no role as intermediary in the execution of any transmission occurring through Participant’s use of the Neutron Services. Participant agrees that, as between Participant and Fundamental Interactions, Participant is solely responsible for honoring any obligations related to any transmission occurring through its use of the Neutron Services.

h) Participant Responsibility. Participant acknowledges that it is responsible for ensuring that its use of the Neutron Services complies with all applicable laws, rules and regulations of relevant federal and state authorities, applicable self-regulatory organizations and any other regulatory authority. Fundamental Interactions will notify Participant of any material Bugs (as defined below) as soon as practicable following Fundamental Interactions’ knowledge of such Bugs. Participant shall verify and confirm all Data entered through the Neutron Services and will notify Fundamental Interactions of any error in any Messages as soon as practicable following Participant’s knowledge of such error. Participant will not recirculate, redistribute or otherwise retransmit or re-route the Neutron Services to any third-party or permit the use of any information included on the Neutron Services without Fundamental Interactions’ written approval. Participant shall comply with all Fundamental Interactions reasonable operating and user identification procedures set forth in Schedule B, as the same may be amended by Fundamental Interactions from time to time.

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i) Authorized Use. Subject to the terms of this Agreement, the Neutron Services may be used by individuals employed (or engaged as independent consultants) by Participant solely in connection with the provision of services for Participant. Unless Participant obtains written permission from Fundamental Interactions, only persons specifically authorized in writing by Participant (“Authorized Persons”) may use the user identification number or password then assigned to Participant by Fundamental Interactions. Authorized Personnel shall only be provided with such access to the Neutron Services as it requires to perform its duties to Participant and not for its own benefit or use. Participant shall keep confidential any such user identification number or password, and shall restrict access to such user identification number or password to the Authorized Persons. Participant is solely responsible for ensuring that Authorized Personnel comply with the terms and conditions of this Agreement. Participant shall notify Fundamental Interactions immediately if Participant has reason to believe that unauthorized persons have obtained access to Participant’s user identification number or password. For purposes of this Agreement, any acts or omissions by an Authorized Person using Participant’s user identification number, password or mnemonic shall be considered that of Participant, and the term “Participant” shall include all Authorized Persons. Any acts or omissions by any Person that is not an Authorized Person gaining access to Neutron Services through the Participant or as a result of Participant’s failure to protect the confidentiality of Participant’s user identification or password or other breach of this Agreement shall also be considered that of Participant and shall be solely responsible for the acts and omissions of Authorized Personnel.

j) Data. As between Participant and Fundamental Interactions, Participant shall own all Data transmitted through the Neutron Services by Participant and all intellectual property rights therein. For the avoidance of doubt, Fundamental Interactions acknowledges that Data is the Confidential Information of the Participant and agrees that it will not, directly or indirectly: (i) use the Data to reverse engineer, interpret or replicate strategies or techniques; (ii) use the Data for any internal or affiliate applications without the express written consent of Participant; or (iii) share the Data with any third parties. Additionally, in the event that either Party becomes legally compelled or required to disclose any Confidential Information to a third-party, said Party will provide the other Party with prompt notice so that the other Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement, at its discretion. In any event, the Party will furnish only that portion of the Confidential Information which it is legally required to.

Fundamental Interactions will retain all records and system information related to the Participant deployment. Fundamental Interactions will make said information available at the request of the Participant for a period of no less than three years after should there be a termination of this contract (please see “8. Term and Termination”). Fundamental Interactions understands that the Participant intends to maintain a copy of its own internal copy of records and system information. Fundamental Interactions shall cooperate with participant’s efforts to copy this information to the Participant’s Data repository on an ongoing basis.

k) Support. During the term of this Agreement (including any renewals) and subject to the terms and conditions of this Agreement, Fundamental Interactions will use commercially reasonable efforts to maintain and support the Neutron Services, the Hardware, and Participant’s chosen form of connection to the Neutron Services in accordance with the terms set forth in as Schedule B attached hereto (“Support,” and together with the Neutron Services, the “Services”).

3. Security. Fundamental Interactions acknowledges and agrees that, during the term of this Agreement, it will have access to Participant’s Data. Fundamental Interactions will use commercially reasonable efforts to comply with the terms and conditions of this Agreement in connection with its collection, receipt, transmission, storage, disposal, use and disclosure of such Data. Fundamental Interactions will use commercially reasonable efforts to ensure that that it has administrative, physical and technical safeguards to protect Participant’s Data that are no less rigorous than accepted industry practices. Fundamental Interactions will conduct periodic testing of its information security controls and provide Participant with a written report respecting the results thereof. In the event of any act or omission of Fundamental Interactions that compromises either the security, confidentiality or integrity of Participant’s Data or the administrative, physical and technical safeguards put in place by Fundamental Interactions that relate to the protection of

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the security, confidentiality or integrity of Participant’s Data (“Security Breach”), Fundamental Interactions will notify Participant of a Security Breach as soon as practicable, but no later than twenty-four (24) hours after Fundamental Interactions becomes aware of it and coordinate with Participant to investigate and remedy the Security Breach. Participant agrees to fully cooperate with Fundamental Interactions in its handling of the matter, including, without limitation: (i) assisting with any investigation; (ii) providing access to the facilities and operations affected if reasonably necessary; (iii) facilitating interviews with Participant employees and others involved in the matter; and (iv) making available all relevant records, logs, files, Data reporting and other materials required to comply with applicable law, regulation, industry standards or as otherwise reasonably required Fundamental Interactions. Fundamental Interactions shall use reasonable best efforts to immediately remedy any Security Breach and will provide Participant with periodic updates on its efforts. If there is any delay by Participant to cooperate with Fundamental Interactions which causes, directly or indirectly, a delay or failure of Fundamental Interactions to remedy the Security Breach, such delay or failure shall not be deemed to be a material breach of Fundamental Interactions’ obligations under this Agreement or release Participant from its payment or other obligations hereunder.

4. Representations and Warranties

a) Representations and Warranties of Participant. Participant represents and warrants to Fundamental Interactions that:

(i)	Participant has full legal authority to enter into this Agreement and use the Neutron Services;

(ii)	Participant shall maintain in full force and effect all necessary consents, licences or authorizations of any governmental or regulatory authority in connection with its use of the Services;

(iii)	Participant has the full legal right to connect the Neutron Services to Participant’s System or Third-Party Systems in accordance with the terms hereof;

(iv)	Participant is capable of making independent investment decisions and of independently evaluating investment risk;

(v)	Participant has the full legal right to grant Fundamental Interactions the right to use Participant Material; and

(vi)	to the best of Participant’s knowledge, the Participant Material does not infringe upon any United States patent, copyright, trade secret or other proprietary right of any Person.

b) Fundamental Interactions Representations and Warranties. Fundamental Interactions represents and warrants to Participant that:

(i)	Fundamental Interactions has the full legal authority to enter into this Agreement and to grant the rights granted by Fundamental Interactions to Participant in this Agreement;

(ii)	its collection, access, use, storage, disposal and disclosure of Participant’s Data does and will comply with all applicable laws and regulations, including any applicable Data privacy and Data protection laws, as well as all other applicable directives; and

(ii)	the Neutron Services, and Participant’s use of the Neutron Services when used in accordance with the terms and conditions of this Agreement shall not infringe any of the Intellectual Property Rights of any Third-Party.

c) Representations and Warranties Regarding Performance. Without limiting in any way any provisions of this Agreement limiting the liability of Fundamental Interactions, including, without limitation, Section 4(a) and 4(b), Fundamental Interactions represents and warrants to Participant that the Neutron Services when properly installed and used in accordance with the Documentation, shall operate in all material respects with the Documentation. In the event of Fundamental Interactions’ breach of this representation and warranty, Participant’s sole and exclusive remedy shall be, in Fundamental Interactions’ sole discretion and sole expense: (i) to correct, remedy or enhance the Neutron Services (“Correction”); or (ii) in the event that Fundamental Interactions cannot provide a Correction in a matter that cures the applicable breach,

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Fundamental Interactions may advise Participant how to achieve substantially the same functionality of the Neutron Services as described in the Documentation through a temporary error correction or change in operating procedure allowing Participant to continue to use the Neutron Services (“Workaround). Fundamental Interactions shall provide to Participant copies of Documentation relating to the Neutron Services provided by Fundamental Interactions hereunder upon Acceptance and any modifications thereafter shall promptly be provided to Participant. Documentation may be delivered in printed or electronic format. Fundamental Interactions does not warrant that there will be no discrepancies between the Documentation and the Neutron Services, or that errors will not arise during the use of the Neutron Services.

d) Warranty Limitations. The limited warranties set forth in Section 4(b) and 4(c) above shall not apply if the Neutron Services: (i) is modified by anyone other than Fundamental Interactions, (ii) used with equipment that does not meet the Minimum Systems Requirements or in combination with other equipment (hardware or software) not prescribed by or approved by Fundamental Interactions; or (iii) fails to function due to a malfunction of Participant’s equipment or Third-Party Systems; or (iii) is not used by Participant in accordance with the Documentation or the terms of this Agreement.

5. Liability; Indemnification and Disclaimer

a) UNLESS OTHERWISE SPECIFIED IN THIS AGREEMENT AND EXCEPT WITH RESPECT TO DAMAGES RESULTING FROM GROSS NEGLIGENCE, WILLFUL MISCONDUCT, BREACH OF CONFIDENTIALITY, INFRINGEMENT, OR FRAUD BY FUNDAMENTAL INTERACTIONS OR ANY AFFILIATE THEREOF, UNDER NO CIRCUMSTANCES SHALL FUNDAMENTAL INTERACTIONS AND ITS AFFILIATES OR ANY THIRD PARTY PROVIDERS BE LIABLE TO PARTICIPANT OR ANY OTHER PERSON FOR LOSSES, INACCURATE DISTRIBUTIONS, LOST REVENUES, LOST PROFITS, LOSS OF BUSINESS, OR ANY INCIDENTAL, INDIRECT, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OF ANY KIND OR NATURE, RELATING IN ANY MANNER TO PARTICIPANT’S ENTERING INTO THIS AGREEMENT, THE EXERCISE BY FUNDAMENTAL INTERACTIONS OR PARTICIPANT OF ANY OF ITS RESPECTIVE RIGHTS UNDER THIS AGREEMENT OR PARTICIPANT’S USE OF, OR RELIANCE ON, THE SERVICES OR ANY PORTION THEREOF, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE AND WHETHER OR NOT FORESEEABLE.

b) UNLESS OTHERWISE SPECIFIED IN THIS AGREEMENT AND EXCEPT WITH RESPECT TO DAMAGES RESULTING FROM GROSS NEGLIGENCE, WILLFUL MISCONDUCT, BREACH OF CONFIDENTIALITY, INFRINGEMENT, OR FRAUD BY FUNDAMENTAL INTERACTIONS OR ANY AFFILIATE THEREOF, UNDER NO CIRCUMSTANCES SHALL FUNDAMENTAL INTERACTIONS AND ITS AFFILIATES OR ANY THIRD PARTY PROVIDERS BE LIABLE FOR TRUTH, ACCURACY, SEQUENCE, TIMELINESS OR COMPLETENESS OF ANY INFORMATION PROCESSED BY THE SOFTWARE, OR FOR ERRORS, MISTAKES OR OMISSIONS THEREIN OR FOR ANY DELAYS OR INTERRUPTIONS IN THE OPERATION OF THE SOFTWARE OR ANY SERVICES PROVIDED UNDER THIS AGREEMENT FROM WHATEVER CAUSE.

c) EXCEPT FOR LIABILITY RESULTING FROM FUNDAMENTAL INTERACTIONS’ (I) BREACH OF ITS CONFIDENTIALITY OBLIGATIONS UNDER THIS AGREEMENT; (II) FRAUD, RECKLESS DISREGARD, OR WILFUL MISCONDUCT; OR (III) INDEMNITY OBLIGATIONS UNDER THIS AGREEMENT, FUNDAMENTAL INTERACTIONS’ TOTAL CUMULATIVE LIABILITY TO PARTICIPANT FOR ANY AND ALL CLAIMS CONCERNING THE SERVICES OR ANY OTHER SERVICES PROVIDED OR IN ANY MANNER RELATED TO THIS AGREEMENT WILL NOT EXCEED AN AMOUNT THAT IS EQUIVALENT TO THE SERVICE FEES PAID BY PARTICIPANT TO FUNDAMENTAL INTERACTIONS UNDER THIS AGREEMENT IN THE MONTH IMMEDIATELY PRECEDING THE DATE OF THE FIRST SUCH CLAIM.

d) INDEMNIFICATION BY PARTICIPANT. PARTICIPANT SHALL INDEMNIFY AND DEFEND FUNDAMENTAL INTERACTIONS (AND ANY FUNDAMENTAL INTERACTIONS AFFILIATES PROVIDING SERVICES OR ANY OTHER SERVICES UNDER THIS AGREEMENT) AND THIRD-PARTY PROVIDERS, THEIR OFFICERS, DIRECTORS, EMPLOYEES, AGENTS AND LICENSORS (COLLECTIVELY THE “FUNDAMENTAL INTERACTIONS INDEMNIFIED

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PARTIES”), AGAINST ALL LOSSES (INCLUDING CURRENCY LOSSES), CLAIMS, ACTIONS, DEMANDS, SUITS, JUDGEMENTS, EXPENSES, DAMAGES AND COSTS, INCLUDING REASONABLE ATTORNEYS’ FEES AND SETTLEMENT EXPENSES (“COLLECTIVELY “LOSSES”) THAT MAY ARISE DIRECTLY OR INDIRECTLY IN CONNECTION WITH OR RELATED TO ANY THIRD-PARTY CLAIM TO THE EXTENT THAT THEY ARE BASED UPON (I) BREACH OF THIS AGREEMENT BY PARTICIPANT, ITS OFFICERS, DIRECTORS, EMPLOYEES, OR AGENTS, EXCEPT TO THE EXTENT THAT SUCH LOSSES RESULT FROM OR ARE RELATED TO FUNDAMENTAL INTERACTIONS’ FRAUD, GROSS NEGLIGENCE, OR WILFUL MISCONDUCT OR PARTICIPANT IS ENTITLED TO INDEMNIFICATION BY FUNDAMENTAL INTERACTIONS UNDER SECTION 5(E); OR (II) THE USE OF THE SERVICES BY PARTICIPANT, ITS OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS, EXCEPT TO THE EXTENT THAT SUCH LOSSES RESULT FROM OR ARE RELATED TO FUNDAMENTAL INTERACTIONS’ FRAUD, NEGLIGENCE, OR WILFUL MISCONDUCT OR PARTICIPANT IS ENTITLED TO INDEMNIFICATION BY FUNDAMENTAL INTERACTIONS UNDER SECTION 5(E); PROVIDED, HOWEVER, THAT IN EACH CASE FUNDAMENTAL INTERACTIONS INDEMNIFIED PARTIES PROMPTLY NOTIFY PARTICIPANT IN WRITING OF ANY SUCH CLAIM, ACTION OR PROCEEDING (BUT THE FAILURE TO DO SO SHALL NOT RELIEVE PARTICIPANT OF ANY LIABILITY HEREUNDER EXCEPT TO THE EXTENT PARTICIPANT HAS BEEN PREJUDICED THEREFROM). FUNDAMENTAL INTERACTIONS SHALL COOPERATE REASONABLY WITH PARTICIPANT IN DEFENDING ANY SUCH CLAIM, ACTION OR PROCEEDING, AND, EXCEPT WITH THE WRITTEN CONSENT OF FUNDAMENTAL INTERACTIONS INDEMNIFIED PARTIES, PARTICIPANT SHALL NOT CONSENT TO ENTRY OF ANY JUDGMENT OR ENTER INTO ANY SETTLEMENT WHICH (I) DOES NOT INCLUDE, AS AN UNCONDITIONAL TERM, THE GRANT BY THE CLAIMANT TO FUNDAMENTAL INTERACTIONS INDEMNIFIED PARTIES OF A RELEASE OF ALL LIABILITIES IN RESPECT TO SUCH CLAIM, ACTION, OR PROCEEDING; OR (II) OTHERWISE ADVERSELY AFFECTS THE RIGHTS OF FUNDAMENTAL INTERACTIONS INDEMNIFIED PARTIES.

e) INDEMNIFICATION BY FUNDAMENTAL INTERACTIONS. FUNDAMENTAL INTERACTIONS SHALL INDEMNIFY AND DEFEND PARTICIPANT, ITS AFFILIATES, AND THEIR OFFICERS, DIRECTORS, EMPLOYEES, AGENTS AND LICENSORS (COLLECTIVELY THE “PARTICIPANT INDEMNIFIED PARTIES”), AGAINST ALL LOSSES THAT MAY ARISE DIRECTLY OR INDIRECTLY IN CONNECTION WITH OR RELATED TO ANY THIRD-PARTY CLAIM TO THE EXTENT THAT THEY ARE BASED UPON A CLAIM THAT THE NEUTRON SERVICES OR ANY PORTION THEREOF INFRINGES OR VIOLATES SUCH THIRD-PARTY’S INTELLECTUAL PROPERTY RIGHTS; PROVIDED, HOWEVER, THAT IF ANY THIRD-PARTY ASSERTS AN INFRINGEMENT CLAIM, FUNDAMENTAL INTERACTIONS MAY, AT ITS SOLE DISCRETION, (I) DEFEND AGAINST SUCH CLAIM; (II) MODIFY THE NEUTRON SERVICES, AS APPLICABLE, OR ANY PORTION THEREOF IN A MANNER THAT REASONABLY PROVIDE FUNCTIONALITY THAT IS SUBSTANTIALLY SIMILAR AND FULLY ENABLES PARTICIPANT TO OPERATE ITS BUSINESS AS NEEDED TO THE NEUTRON SERVICES PRIOR TO THE INFRINGEMENT CLAIM; OR (III) OBTAIN A LICENSE FROM SUCH THIRD-PARTY TO PERMIT PARTICIPANT TO CONTINUE TO USE THE NEUTRON SERVICES. FUNDAMENTAL INTERACTIONS SHALL HAVE NO OBLIGATION OR LIABILITY FOR ANY CLAIM OF INFRINGEMENT BASED ON THE: (I) USE OF OTHER THAN THE THEN-LATEST UPDATE OF THE NEUTRON SERVICES, IF SUCH INFRINGEMENT COULD HAVE BEEN AVOIDED BY USE OF THE LATEST UPDATE; OR (B) USE OF THE NEUTRON SERVICES IN COMBINATION WITH OTHER MATERIALS (HARDWARE OR SOFTWARE) THAT DO NOT MEET THE MINIMAL INFRASTRUCTURE REQUIREMENTS OR ARE NOT OTHERWISE APPROVED BY FUNDAMENTAL INTERACTIONS WHERE INFRINGEMENT WOULD NOT HAVE RESULTED BUT FOR SUCH COMBINATION; OR (C) MODIFICATION OF THE NEUTRON SERVICES BY ANYONE OTHER THAN FUNDAMENTAL INTERACTIONS WHERE INFRINGEMENT WOULD NOT HAVE RESULTED BUT FOR SUCH MODIFICATION; OR (D) USE OF THE NEUTRON SERVICES IN VIOLATION OF THE TERMS OF THIS AGREEMENT. THE PARTICIPANT INDEMNIFIED PARTIES WILL PROMPTLY NOTIFY FUNDAMENTAL INTERACTIONS IN WRITING OF ANY SUCH CLAIM, ACTION OR PROCEEDING. PARTICIPANT SHALL COOPERATE REASONABLY WITH FUNDAMENTAL INTERACTIONS, IN DEFENDING ANY SUCH CLAIM, ACTION OR PROCEEDING, AND EXCEPT WITH THE WRITTEN CONSENT OF THE PARTICIPANT INDEMNIFIED PARTIES, SHALL NOT CONSENT TO ENTRY OF ANY JUDGMENT OR ENTER INTO ANY SETTLEMENT WHICH (I) DOES NOT INCLUDE, AS AN UNCONDITIONAL TERM, THE GRANT BY THE CLAIMANT TO THE PARTICIPANT INDEMNIFIED PARTIES OF A RELEASE OF ALL LIABILITIES IN RESPECT TO SUCH CLAIM, ACTION, OR PROCEEDING; OR (II) OTHERWISE ADVERSELY AFFECTS THE RIGHTS OF THE PARTICIPANT INDEMNIFIED PARTIES.

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f) THIRD-PARTY BENEFICIARY. UNDER NO CIRCUMSTANCES SHALL ANY THIRD-PARTY BE CONSIDERED A THIRD-PARTY BENEFICIARY OF THIS AGREEMENT OR OTHERWISE ENTITLED TO ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT. NO ACTION OR CLAIM OF ANY TYPE RELATING TO THIS AGREEMENT MAY BE BROUGHT OR MADE BY PARTICIPANT MORE THAN TWO (2) YEARS AFTER PARTICIPANT FIRST HAS KNOWLEDGE OF THE BASIS FOR THE ACTION OR CLAIM.

g) Disclaimer. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, FUNDAMENTAL INTERACTIONS MAKES NO REPRESENTATIONS OR WARRANTIES, ORAL OR WRITTEN, EXPRESS OR IMPLIED, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, REGARDING THE SERVICES OR ANY OTHER MATTER PERTAINING TO THIS AGREEMENT.

6. Confidentiality; Ownership and Restrictive Covenants

a) Disclosure Restrictions. All Confidential Information of one party (“Disclosing Party”) in the possession of the other (“Receiving Party”), whether or not authorized, shall be held in strict confidence, and the Receiving Party shall take all steps reasonably necessary to preserve the confidentiality thereof. One party’s Confidential Information shall not be used or disclosed by the other party for any purpose except as necessary to implement or perform this Agreement, or except as permitted under Section 6(b) of this Agreement. The Receiving Party shall limit its use of and access to the Disclosing Party’s Confidential Information to only those of its employees or agents whose responsibilities require such use or access. The Receiving Party shall advise all such employees or agents, before they receive access to or possession of any of the Disclosing Party’s Confidential Information, of the confidential nature of the Confidential Information and require them to abide by the terms of this Agreement. The Receiving Party shall be liable for any breach of this Agreement by any of its employees, agents or any other Person who obtains access to or possession of any of the Disclosing Party’s Confidential Information from or through the Receiving Party. Participant acknowledges that upon its prior written approval it will be included on Fundamental Interactions’ participant list for circulation and that such disclosure shall not be in violation of this Section 6.

b) Disclosure of Confidential Information. Notwithstanding anything to the contrary in this Section 6, the provisions of Section 6(a) shall not apply and the Receiving Party shall not be considered to have breached its obligation under this Section 6 for disclosing Confidential Information to a third-party if such disclosure is required by law or regulation, government authority, duly authorized subpoena or court order, provided that, promptly upon receiving any such request and to the extent that it may legally do so, the Receiving Party advises Disclosing Party of the Confidential Information to be disclosed and the third-party requiring such disclosure prior to making such disclosure in order that the Disclosing Party may object to such disclosure, take action to assure confidential handling of the Confidential Information, or take such other action as it deems appropriate to protect the Confidential Information. Additionally, if either Party becomes legally compelled or required to disclose any Confidential Information to a third-party, said Party will provide the other Party with prompt notice so that the other Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement, at its discretion. In any event, the Party will furnish only that portion of the Confidential Information which it is legally required to. Upon the termination of this Agreement, the receiving party shall promptly destroy or return all tangible and, to the extent practicable, intangible material in its possession or control embodying the disclosing party’s Confidential Information or based upon such information (in any form and including, without limitation, all summaries, copies and excerpts of Confidential Information) promptly after the disclosing party makes a written request therefor, which material shall not thereafter be retained in any form by the receiving party, excluding information that must be retained based on legal and regulatory requirements. The receiving party shall promptly provide the disclosing party with a certificate from the officer responsible for overseeing such destruction or return attesting to receiving party’s compliance with this Section 6(b). Where such party is required by judicial, legislative, governmental, regulatory or self-regulatory authority or organization under applicable law or regulation or by internal corporate policies, to maintain materials and documents containing the Confidential Information following the termination of this Agreement, such party shall not be required to return or destroy the materials and documents containing Confidential Information.

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Notwithstanding termination of this Agreement, such party shall continue to be bound by the provisions of this Section 6 so long as such party maintains Confidential Information.

c) Fundamental Interactions’ Proprietary Items, Ownership Rights. The Proprietary Items are trade secrets and proprietary property of Fundamental Interactions, having great commercial value to Fundamental Interactions. All Proprietary Items provided to Participant under this Agreement are being provided on a strictly confidential and limited use basis. Participant shall not, directly or indirectly, communicate, publish, display, loan, give or otherwise disclose any Proprietary Items to any Person, or permit any Person to have access to or possession of any Proprietary Items except for any third-party that requires such information after both parties mutually agree to do so; for avoidance of doubt, this shall not prohibit Participant from sharing information with such third parties that are necessary to operate its business; such third parties shall be subject to confidentiality provisions at least as restrictive as those set forth in this Section 6. Unless otherwise provided in a written agreement signed by both parties, title to all Proprietary Items and all related patent, copyright, trademark, trade secret, intellectual property and other ownership rights shall remain exclusively with Fundamental Interactions, even with respect to such items that were created by Fundamental Interactions specifically for or on behalf of Participant. This Agreement is not an agreement of sale, and no title, patent, copyright, trademark, trade secret, intellectual property or other ownership rights to any Proprietary Items are transferred to Participant by virtue of this Agreement. All copies of Proprietary Items in Participant’s possession shall remain the exclusive property of Fundamental Interactions and shall be deemed to be on loan to Participant during the term of this Agreement.

d) Participant’s Proprietary Material, Ownership Rights. Participant’s Proprietary Items consists of trade secrets and proprietary property of Participant, having great commercial value to Participant. All Participant Proprietary Material provided by Participant to Fundamental Interactions is provided on a strictly confidential and limited use basis. Fundamental Interactions shall not, directly or indirectly, communicate, publish, display, loan, give or otherwise disclose any Participant Proprietary Material to any Person, or permit any Person to have access to or possession of any Participant Proprietary Material, including the use of Participant Proprietary Material in the Neutron Services, or any other product or service offered by Fundamental Interactions to any other Person. Title to all Participant Proprietary Material and all related patent, copyright, trademark, trade secret, intellectual property and other ownership rights shall remain exclusively with Participant. This Agreement is not an agreement of sale, and no title, patent, copyright, trademark, trade secret, intellectual property or other ownership rights to any Participant Proprietary Material is transferred to Fundamental Interactions by virtue of this Agreement.

e) Notice and Remedy of Breaches. Each party shall promptly give written notice to the other of any actual or suspected breach by it of any of the provisions of this Section 6, whether or not intentional, and the breaching party shall, at its expense, take all steps reasonably requested by the other party to prevent or remedy the breach.

f) Enforcement. Each party acknowledges that the restrictions in this Agreement are reasonable and necessary to protect the other’s legitimate business interest. Each party acknowledges that any breach of any of the provisions of this Section 6 may result in irreparable injury to the other for which money damages could not adequately compensate. If there is a breach, then the injured party shall be entitled, in addition to all other rights and remedies which it may have at law or in equity, to have a decree to seek specific performance or an injunction issued by any competent court, requiring the breach to be cured or enjoining all Persons involved from continuing the breach. The existence of any claim or cause of action that a party or any other Person may have against the other shall not constitute a defense or bar to the enforcement of any of the provisions of this Section 6.

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7. Force Majeure

Neither party shall be liable for, nor shall either party be considered in breach of this Agreement due to, any failure to perform its obligations under this Agreement as a result of a cause beyond its control, including any act of God or a public enemy, act of terrorism, act of any military, civil or regulatory authority, change in any law or regulation, fire, flood, earthquake, storm or other like event, disruption or outage of communications (including the Internet or other networked environment), power or other utility, and unavailability of supplies which could not have been prevented by the non-performing party with reasonable care.

8. Term and Termination

a) Term. The term hereof shall commence on the date this Agreement is fully executed (the “Effective Date”) and shall remain in effect for perpetuity, provided the terms of the agreement are not violated.

b) Termination. Unless otherwise provided in this Agreement, either party may terminate this Agreement at any time, upon prior notice, where the other party is in material breach of this Agreement and has not cured such material breach within 60 days following written notice thereof by the terminating party (the “Cure Period”). In addition, Fundamental Interactions may terminate this Agreement at any time, upon no less than thirty (30) days written notice if required to do so, upon advice of counsel, due to Participant’s violation of any applicable law or regulation in connection with its use of the Services in any material way that cannot be cured; provided, however that within five (5) business days of receipt of notice of termination for violation of any applicable law or regulation in connection with its use of the Services in any material way that cannot be cured, Participant may furnish to Fundamental Interactions a written legal opinion of in-house legal counsel, or other legal counsel satisfactory to Fundamental Interactions, in form and substance satisfactory to Fundamental Interactions and its counsel, that Participant is not in violation of any applicable law or regulation in connection with its use of the Services in any material way that cannot be cured. In addition, without prejudice to its other rights and remedies, either party may terminate this Agreement upon written notice to the other party, in the event that either party commits or suffers any act of bankruptcy, insolvency, reorganization, liquidation, moratorium, dissolution, winding up or liquidation proceedings, makes an arrangement or composition with its creditors, is given notice of appointment or intention to appoint an administrator or liquidator (which is not dismissed, withdrawn or set aside within thirty (30) days of presentation), has an administrator, or administrative receiver or trustee appointed over all or any of its assets or is the subject of an event which is analogous to any of the events mentioned above in any part of the world.

c) Payment on Termination. On termination Participant shall pay to Fundamental Interactions all Fees and expenses accrued up to the date of termination.

d) Participant Termination Obligations. Upon a termination of this Agreement, the Participant shall: (a) discontinue all use of all affected Services, (b) promptly return to Fundamental Interactions all copies of the affected Neutron Services and any other affected Proprietary Items then in Participant’s possession, and (c) give written notice to Fundamental Interactions certifying that all copies of the affected Neutron Services have been permanently deleted from its computers.

e) Survival. The terms of Sections 4(a), 4(b), 5, 6, 8(c), 8(d), 8(e), 10, 11, and 12 of this Agreement shall survive any termination, whether under this Section 8 or otherwise, and continue to apply following termination of this Agreement.

9. Audit and Participant Certification.

a) Fundamental Interactions Audit Rights. From time to time, but no more than once in any twelve (12) month period, at Fundamental Interactions’ sole expense and by giving at least two weeks prior written notice, Fundamental Interactions may enter Participant’s locations during normal business hours and audit the number of users and information pertaining to Participant’s compliance with Section 2(c), 2(d), 2(g) and

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Section 6. The parties agree that in the event that the audit reveals a discrepancy, Participant shall be entitled to review and, if Participant believes the findings of the audit are incorrect, dispute the findings of the audit, Fundamental Interactions shall not take any action with respect to perceived discrepancies found by the audit until Participant has the opportunity (which in no event shall be more than ten (10) business days after Participant is provided with the results of the audit) to review the findings of the audit and provide Fundamental Interactions with reasonable proof of its compliance. In the event that Fundamental Interactions uses third parties to perform the audit, such third parties shall have entered into a written agreement which requires such third-party to comply with the confidentiality and use restriction provisions that are the same or substantially similar in all material respects to those provisions of this Agreement. Fundamental Interactions shall be liable to Participant for any use or disclosure of any Confidential Information of Participant by such third-party in a manner not permitted by this Agreement. All audits under this Agreement shall be coordinated through an officer level individual in Participant’s organization.

b) Participant Certification. In lieu of an audit permitted in Section 10(a) above, Fundamental Interactions may request in writing that Participant certify to Fundamental Interactions that it is using the Services in compliance with Sections 2(c), 2(d), 2(g) and 6. Such certification shall be made in writing to Fundamental Interactions by an officer level individual in the Participant’s organization. From time to time during the term of this Agreement, Fundamental Interactions may request in writing that Participant certify to Fundamental Interactions that it is using the Services in compliance with Sections 2(c), 2(d), 2(g) and 6. Such certification shall be made in writing to Fundamental Interactions by an officer level individual in the Participant’s organization within thirty (30) days of receipt of such certification request.

10. Definitions

a) “Affiliate” means, with respect to a specified Person, any Person which directly or indirectly controls, is controlled by, or is under common control with the specified Person as of the date of this Agreement, for as long as such relationship remains in effect.

b) “Bug(s)” means an error condition that causes the Neutron Services to fail to operate substantially in compliance with the Documentation.

c) “Confidential Information” means any and all proprietary information, Data, or documents provided by a party to the other party, whether disclosed before the Effective Date of this Agreement or during the term of this Agreement, either directly or indirectly, in writing, electronically, orally, by inspection of tangible objects, or otherwise unless such information has been explicitly designated by the disclosing party as not Confidential Information. Confidential Information shall not include information that: (i) at the time of use or disclosure by the receiving party is in the public domain through no fault of, action or failure to act by the receiving party; (ii) becomes legally known to the receiving party from a third-party source whom the receiving party does not know to be subject to any obligation to a disclosing party of confidentiality; (iii) was known by the receiving party prior to disclosure of such information by the disclosing party to the receiving party; or (iv) was independently developed by the receiving party without any use of Confidential Information. Without limiting the generality of the foregoing, Confidential Information shall include Fundamental Interactions’ Proprietary Items, and the terms of this Agreement, but not the fact that this Agreement has been signed, the identity of the parties hereto or the identity of the products licensed on Schedule A. For the purposes of clarification, Participant’s Data shall be deemed “Confidential Information” hereunder.

d) “Copy,” whether capitalized or not, means any paper, disk, tape, film, memory device, or other material or object on or in which any words, object code, source code or other symbols are written, recorded or encoded, whether permanent or transitory.

e) “Enhancement(s)” means any change to the Neutron Services that are developed and delivered by Fundamental Interactions at the request of the Participant and which is not: (i) specified in Schedule B, or (ii)

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a software patch or part of an Update that is provided to all Participants using the same version of the Neutron Service under this Agreement.

f) “including,” whether capitalized or not, means including but not limited to.

g) “Messages”, whether capitalized or not, means (i) trade order information sent by broker-dealer to Participant and (ii) execution information sent by Participant to broker-dealer via the Neutron Services.

h) “Participant Proprietary Material” means such ideas, methods, algorithms, formulae, concepts, processes, systems, services, functionality or other items not included in the source code for the Neutron Services, that are created by Participant or pursuant to the written agreement of the parties.

i) “Participant Systems” includes, but is not limited to: (i) items of computer hardware operated or managed by Participant, their features, conversions, upgrades, or accessories, or any combination of them; (ii) standard operating and supervisory software related to such computer hardware, wherever resident and on whatever media; and (iii) communications lines, and hosting facilities managed by Participant that are required for the use of the Services.

j) “Person” means any individual, sole proprietorship, joint venture, partnership, corporation, company, firm, bank, association, cooperative, trust, estate, government, governmental agency, regulatory authority, or other entity of any nature.

k) “Proprietary Items” means, collectively, the Services, the object code and source code for the Neutron Services, the interfaces, the visual expressions, screen formats, report formats and other design features of the Neutron Services, all ideas, methods, algorithms, formulae and concepts used in developing and/or incorporated into the Services, all future modifications, revisions, Updates, refinements, improvements and Enhancements of the Neutron Services, all derivative works (as such term is used in the U.S. copyright laws) based upon any of the foregoing, and all copies of the foregoing.

l) “Third-Party Products” means any equipment or system not furnished by Fundamental Interactions under the Agreement, third-party communications lines, third-party hosting facilities, items of computer hardware, their features, conversions, upgrades, or accessories, or any combination of them, and standard operating and supervisory software related to such computer hardware, wherever resident and on whatever media.

m) “Data” shall mean information exchanged electronically, which may include messages.

n) “Updates” means a set of procedures or new program code which Fundamental Interactions, in its sole discretion and without requiring its then existing participant base, using the same version of the Neutron Services under this Agreement, to pay a separate fee for its use, implements to fix Bugs, and which may include modifications to improve performance or revisions to the Neutron Services which may improve its functionality, or additions or corrections to Documentation. For the avoidance of doubt, Updates do not include new functionality or Data infrastructure, new Data feeds, new applications, new presentation tools.

11. Non-Solicitation. For a period of three (3) years after the Effective Date of this Agreement, or in the event of that Fundamental Interaction provides any Additional Services to Participant under this Agreement, then during the term of any Additional Services and for 3 years after the last date of termination or expiration of any such Additional Services provided hereunder, Participant agrees that it shall not, directly or indirectly: (i) employ or hire any person who is at the time in question, or who was at any time during the term of this Agreement, an employee or independent contractor of Fundamental Interactions; or (ii) cause, invite, entice, induce or solicit any person who is at the time in question, or who was at any time during the term of this Agreement, an employee or independent contractor of Fundamental Interactions, to terminate such person’s employment with the other party. If Participant hires a person in violation of this Section 12, Participant shall pay Fundamental Interactions liquidated damages equal to 3x the person’s gross annual

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cash compensation based upon the rate of pay as of the last day of the person’s work with Fundamental Interactions.

12. Miscellaneous

a) Entire Understanding. This Agreement and the Schedules attached hereto states the entire understanding between the parties with respect to its subject matter, and supersedes all prior proposals, marketing materials, negotiations and other written or oral communications between the parties with respect to the subject matter hereof.

b) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Agreement may be executed via facsimile or via a scanned email.

c) GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS PROVIDED, HOWEVER, THAT THE TERMS OF ANY APPLICABLE LAW NOW OR HEREINAFTER ENACTED THAT IS BASED ON OR SIMILAR TO THE UNIFORM COMPUTER INFORMATION TRANSACTIONS ACT DRAFTED BY THE NATIONAL CONFERENCE OF COMMISSIONERS OF UNIFORM STATE LAWS SHALL NOT APPLY.

d) Notice. All notices, consents and other communications under or regarding this Agreement shall be in writing and shall be deemed to have been received on the earlier of the date of actual receipt, the third business day after being mailed by first class certified air mail, or the first business day after being sent by a reputable overnight delivery service. Any notice may be given by email to such email addresses as the parties shall specify by prior written notice. Each party agrees that any receipt obtained by either of them from their respective service provider indicating that the email was received at the email address provided by each of them, respectively, shall be deemed proof that the applicable party received any notice set forth in the email. Participant’s address for notices is 29 Court Dr, Shrewsbury, NJ 06602. Fundamental Interactions’ address for notices is 126 W 26th Street, New York, New York 10001. Either party may change its address for notices by giving written notice of the new address to the other party in accordance with this Section 13(d).

e) Modification, Waiver and Severability. No modification of this Agreement, and no waiver of any breach of this Agreement, shall be effective unless in writing and signed by an authorized representative of the party against whom enforcement is sought. No waiver of any breach of this Agreement, and no course of dealing between the parties, shall be construed as a waiver of any subsequent breach of this Agreement. A determination that any provision of this Agreement is invalid or unenforceable shall not affect the other provisions of this Agreement.

f) Parties in Interest. This Agreement shall bind, benefit and be enforceable by and against Fundamental Interactions and Participant and, to the extent permitted hereby, their respective successors and assigns. Neither party shall assign this Agreement or any of its rights hereunder, nor delegate any of its obligations hereunder, without the other party’s prior written consent. Any change of control of a party, and any assignment by merger or otherwise by operation of law, shall constitute an assignment of this Agreement by a party for purposes of this Section 13(f).

g) Relationship. The relationship between the parties created by this Agreement is that of independent contractors and not partners, joint venture parties or agents.

h) Headings. Section headings are for convenience of reference only and shall not affect the interpretation of this Agreement.

i) Jurisdiction and Process. In any action relating to this Agreement, (i) each of the parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in the State of New

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York, County of New York, (ii) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which the party is to receive notice in accordance with Section 13(d), (iii) each of the parties irrevocably waives the right to trial by jury, and (iv) the prevailing party shall be entitled to recover its reasonable attorney’s fees (including, if applicable, charges for in-house counsel), court costs and other legal expenses from the other party.

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SCHEDULE A

NEUTRON SERVICES AND FEE

Fundamental Interactions Inc. will receive 2,495,000 shares of Vermundi Inc. common stock in exchange for licensing the Neutron Software and for providing Services in support of the Vermundi Technology Stack.

SCHEDULE B

SUPPORT

NEUTRON BLOCKCHAIN SOFTWARE AND SERVICES IN SUPPORT OF THE VERMUNDI INC. TECHNOLOGY STACK.

The following is a summary of the requirements and the expectations for the blockchain based system and portal in support the Vermundi business model.

Private Blockchain – A private blockchain will be deployed in a live production environment. The deployment will provide a consistent, high-performance recording of all activity within and associated with the trust: the placement of real-world assets in the trust, the issuance of digital records which confirm the placement of real-world assets in the trust, the transfer of the digital records associated with real-world assets placed in the trust and the removal of real- world assets from the trust. Regulated broker dealers and other authorized entities will be the first generation of Beneficial Owners of the trust. Beneficial Owners may also be referred to as Beneficial Members of the trust. Beneficial Owners will self-direct the placement of real-world assets in the trust. All real-world assets placed in the trust are referred to as Beneficial Interests i.e. ‘Beneficial Owners have Beneficial Interests’.

Digital Token Issuance – Beneficial Owners will be authorized to place real-world assets in the trust. The private blockchain will record the ‘request for issuance’ initiated by Beneficial Owners, the transfer of real-world assets from the custody accounts of the Beneficial Owners to the custody accounts of the trust, the issuance of the corresponding digital records of the real-world assets placed in the trust (VUSD and VST) and the transfer of VUSD and VST (the digital records) to the digital wallets of the Beneficial Owners.

Digital Token Redemption – Beneficial Owners will be authorized to remove real-world assets from the trust. The private blockchain will record the ‘request to redeem’ initiated by Beneficial Owners, the transfer of VUSD and VST (the digital records) from the digital wallets of the Beneficial Owners to the trust for destruction and the transfer of the real- world assets from the custody accounts of the trust to the real-world custody accounts of the Beneficial Owners.

Digital Wallets - Digital wallets are an essential component of the Vermundi Technology Stack. The digital tokens, VUSD and VST, are the digital records of the Beneficial Interests held by Beneficial Owners of the trust. Digital tokens are held (secured) in digital wallets. Assets held ‘in trust’ are fully transferable under US trust law. Beneficial Owners are authorized to transfer the digital records (VUSD and VST) associated with their real-world assets held ‘in trust’ to the digital wallets of other Beneficial Owners of the trust or to digital wallets that are external to the trust. Beneficial Owners initiate and complete the transfer of their digital records (VUSD and VST) at their discretion. The real -world assets never move within the trust; only the digital records (VUSD and VST) associated with the Beneficial Interests of the real-world assets held ‘in trust’ are transferred between the digital wallets.

Blockchain Explorer – The Vermundi Technology Stack will include a blockchain explorer which is a tool that provides visibility and auditability of on-platform activity via unique, cryptographically secure, IDs. All activity within the trust will be written to a private Ethereum ledger. The blockchain explorer will be accessible in the form of a web-based application.

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OVERVIEW NEUTRON BLOCKCHAIN SYSTEM

The system uses a custom blockchain framework for its private network. It can process thousands of messages per second to ensure proper transaction speeds. The system provides a fully functioning blockchain platform, with all the required characteristics for support in a community and beyond. Smart contracts and Ethereum’s ERC20 protocol will be used to tokenized assets. The blockchain ledger maintains a dynamic, real-time ledger of tokens and utility coins to support new tokenized issuance and settlement for electronic secondary trading. The smart contract technology will ensure transparency and security for the transactions of the participants using the platform.

DIAGRAM OF NEUTRON BLOCKCHAIN SYSTEM

NEUTRON BLOCKCHAIN USER TYPES

ROLE	DESCRIPTIONS
Issuer	Companies that issue securities and company profiles on the ATS
Investment Bankers	Companies that create securities offering to Investors
Investors	Individuals, companies or institutions who buy and sell securities and invest in crowd funded securities
Trader	There are several sub-trader roles in the system. Each of them has been created to help user types trade in the secondary market

STEPS	COMPONENTS	DESCRIPTION
1	NEW ISSUANCE CREATION	Investment Banker (“IB”) registers on the portal to set up securities offering type
2	SECURITY OFFERING	IB sets up a deal with documents and tombstone and invites investors to participate
3	TOKENIZATION	IB creates an Initial Coin Offering, defines details of an ERC20 token, securitizes it and offers as an ICO
4	TOKEN CROWD SALE	Publish crowd sale to investors to pledge cryptocurrency or cash to the deal. Collection of pledges for escrow via Market center wallet.
5	SECONDARY TRADING	Allocation of tokens to investors’ wallets and secondary trading market established for newly issued tokens.
6	SETTLEMENT	Real-time settlement of secondary transactions within the transfer of tokens as trades occur.

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USER ETHER DEPOSIT INTO MARKET LEDGER

The diagram below shows the process of a user deposit of Ether from an external wallet into the market, such that the deposit can be used towards ICO or secondary trading. Ether transferred into the market is moved to cold storage. An equivalent amount of an ERC20 proxy is used within the market ledger.

STEPS	DESCRIPTION
1	Market Web Portal provides the end user with an option to deposit Ether into his/her account
2	User transfers Ether into the portal Ethereum wallet
3	Market center tracks and confirms this transaction in Ethereum via ‘transaction Hash’
4	Equivalent deposit of Ether is made to the end user Ethereum token wallet on Market center Blockchain wallet
5	The user can manage the ETH Token inside the wallet.

WORKFLOW - SMART CONTRACTS FOR SECONDARY TRADING

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NEUTRON BLOCKCHAIN EVENTS FOR TRANFERS

1.     API transactions collected and recorded to the blockchain

2.     Validate trading transaction conditions

3.     Resource exchange between wallets of counterparties

NEUTRON BLOCKCHAIN TRANSACTION FLOW FOR SECONDARY TRADING

STEPS	DESCRIPTION
A	Wallet A and B get matched on the market with a bid from Wallet A and offer from Wallet B, this event triggers the creation of a blockchain smart contract.
B	Inside smart contract, the platform receives a Hash value from the blockchain transaction.
C	Platform checks if all necessary trading conditions are met and if both wallets have necessary resources to complete the specified transaction.
D	If all conditions are satisfied – the platform transfers resources between wallets, both users pay the platform fee with utility tokens for blockchain settlement.
E	If any conditions are not satisfied, the blockchain settlement will be canceled.

BASIC RESOURCE FLOW

When new ICO’s are done on the system, escrow wallets are used in the exchange of new securities for tokenized cash or ether balances. At the end of the crowd sale, security tokens move to investors wallets, and tokenized cash or crypto balances move to the wallet of the issuer.

WORKFLOW – CROWDFUNDING INITIAL COIN OFFERING

BLOCKCHAIN EVENTS CROWDFUNDING ICO

1.     Create (or add) resources (positions) to ICO symbol.

2.     Validate crowdfunding deal conditions (time, goal completion, resource collecting, etc.).

3.     Resource exchange between wallets of counterparties.

WORKFLOW - INITIAL COIN OFFERING

STEPS		DESCRIPTION
A		Investment Banker initiates a deal with a controlled symbol or creates a new one for an Initial Coin Offering.
B		Inside smart contract, the platform creates and freezes the amount of the position offered by the deal creator
	i	The deal counter tracks time between deal phases.

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ii	Investors tokens are frozen (within their wallets) in an amount equal to their investment pledge to a specific ICO
iii	The deal counter tracks conditions for deal goal success
iv

If deal is successful – Investment Banker wallet receives invested resources to his wallet; Investors are credited with new token position according to their investment; Investment Banker pays platform Utility tokens for deal holding and participants pay for blockchain settlement

v	If the deal fails, the platform will not make offered tokens available and the investor’s indication of investment interests will be unfrozen and fully accessible in their wallet

NEUTRON BLOCKCHAIN MAIN STRUCTURE ELEMENTS

Main goal of the blockchain platform – save and protect the chain of trading information and user wallets resources.

WORKFLOW - SMART CONTRACT ERC20

STEPS	DESCRIPTIONS
A	Platform master smart contract: Main blockchain entity setup to manage all blockchain smart contracts
B	Smart contract (ERC20): Automated instruction process that is initiated by blockchain event and driven by inside rules.
C	Wallet - Entry point and main entity for user and firm operations with blockchain
D	Blockchain transaction: Complete blockchain event
E	Blockchain block: a Complete pack of blockchain transactions that are created over time.

1.	SUPPORT

a)	Fundamental Interactions will provide support and assistance to work with Participant, Participant’s clients, and affiliated service providers with respect to the Neutron Services, which includes the following:

●	Clarification of functions, features and Documentation;

●	Integration and certification

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●	System Administration

●	Technical support and assistance in the operation of the Neutron Services, including, Bug fixes, software patches, and Updates.

b)	Guidelines for Level 1 and Level 2 support provided to Participant:

Level 1 Support

Performed by Participant’s technical and business level staff to its clients.

●     Characterized as the first level support with Participant’s clients on all issues and communications

●     Examples of Inquires: token symbol issues, questions about functionality, client setup, integration and certification

●     Identifying and, where required, reporting issues to Fundamental Interactions as set out in this Schedule B.

Level 2 Support

Performed by development staff at Fundamental Interactions and provided to Participant only

●     Incident recorded in development tracking system

●     Characterized as support for issues which exceed the technical expertise of Level 1 Support

●     Examples of inquiries: issues that Level 1 Support cannot resolve, technical questions requiring a technical level support/developer

c)	Fundamental Interactions shall provide support via telephone, email, or to the extent reasonably necessary (as determined by Fundamental Interactions in its sole discretion), via remote administrative access.

d)	Fundamental Interactions will use commercially reasonable efforts to resolve issues. Fundamental Interactions may use any reasonable resolution method available to resolve an issue.

e)	Errors in the Documentation will be corrected by Fundamental Interactions in its sole discretion.

2. INCIDENT RESPONSE AND RESOLUTION

Fundamental Interactions will provide incident response and resolution support as set forth in this Section 2.

a)	The Participant may report an issue with, or ask a question about, the Neutron Services by contacting Fundamental Interactions’ help desk. Participant will include in each incident report a clear description of the issue, the impact that issue is having on the Neutron Services, and Participant’s classification of issue severity as described below. For each issue reported, Fundamental Interactions will confirm receipt of the incident report by assigning an incident report number that can be used for future reference and issue a support ticket in respect of such issue (a “Support Ticket”).

b)	Fundamental Interactions will respond to incident reports according to “Severity Levels” (as defined below) initially determined by Participant, however, the final classification of the severity level will be determined by Fundamental Interactions.

c)	For issues with Severity Levels from 1 to 3, after the issue has been resolved, Fundamental Interactions will provide a formal Incident Resolution Report that will contain the following information: the incident reference number; a description of the issue; a description of the root cause of the issue; a description of the impact of the issue; the methods undertaken to resolve the

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issue; and measures and improvements put in place to prevent re-occurrence of the issue. As used in this Schedule B, “resolution” of an issue shall mean the time elapsed until a Workaround or permanent solution to the Bug has been provided in accordance with the applicable severity classification set forth in this Schedule B.

d)	Fundamental Interactions’ actions to remedy and resolve an issue are determined by the “Severity Levels” set forth below.

3. PARTICIPANT OBLIGATIONS

a) Participant Personnel. Participant shall provide personnel to perform its responsibilities under this Agreement, including a manager for Support (“Support Manager”) who shall act as a liaison between Participant and Fundamental Interactions, coordinate Participant resources, coordinate Participant Personnel and have overall responsibility for meeting Participant’s obligations under this Agreement.

b) Remote Administrative Access. Participant shall ensure that Fundamental Interactions has administrative access via user ID to the Participant’s implementation of the Neutron Services and Participant’s network/systems for the purposes of providing Support for the Neutron Services and performing its obligations under this Agreement. If Neutron Services or provide Support under this Agreement, such delay or failure shall not be deemed to be a material breach of Fundamental Interactions’ obligations under this Agreement or release Participant from its payment or other obligations hereunder. In the course of providing Support to Participant under this Agreement, the parties acknowledge that Fundamental Interactions may have access to Participant’s Data. As such, Fundamental Interactions acknowledges and agrees that such Data is the Confidential Information of the Participant and agrees that it will not, directly or indirectly: (i) use the Data to reverse engineer, interpret or replicate strategies or techniques; (ii) use the Data for any internal or affiliate applications; (iii) share the Data with any third parties; or (iv) otherwise use the Data for any purpose.